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                                   EXHIBIT 4.1



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                                  PINNACLE BANK
                      1996 STOCK OPTION AND INCENTIVE PLAN


1.       PURPOSE OF THE PLAN.

                  The purpose of this Pinnacle Bank 1996 Stock Option and Incentive Plan (the "Plan") is to advance the interests of the Bank through providing select key Employees and Directors of the Bank and its Affiliates with the opportunity to acquire Shares. By encouraging such stock ownership, the Bank seeks to attract, retain and motivate the best available personnel for positions of substantial responsibility and to provide additional incentive to Directors and key Employees of the Bank or any Affiliate to promote the success of the business.

2.       DEFINITIONS.

               As used herein, the following definitions shall apply.

          (a) "Affiliate" shall mean any "parent corporation" or "subsidiary corporation" of the Bank, as such terms are defined in Section 424(e) and (f), respectively, of the Code.

          (b) "Agreement" shall mean a written agreement entered into in accordance with Paragraph 5(c).

          (c) "Awards" shall mean, collectively, Options, SARs, and Restricted Stock unless the context clearly indicates a different meaning.

          (d)  "Bank" shall mean Pinnacle Bank.

          (e)  "Board" shall mean the Board of Directors of the Bank.

          (f)  "Change in Control" shall mean any one of the following events:
               (1) the ownership, holding or power to vote more than 25% of the Bank's voting stock, (2) the control of the election of a majority of the Bank's directors, (3) the exercise of a controlling influence over the management or policies of the Bank by any person or by persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (except in the case of (1), (2) and (3) hereof, ownership or control of the Bank or its directors by a holding company formed by the Bank shall not constitute a "Change in Control"), or (4) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Bank (the "Bank Board") (the "Continuing Directors") cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Bank Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. For purposes of this subparagraph only, the term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. The decision of the Committee as to whether a change in control has occurred shall be conclusive and binding.

          (g)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (h) "Committee" shall mean the Stock Option Committee appointed by the Board in accordance with Paragraph 5(a) hereof.

          (i) "Common Stock" shall mean the common stock, par value $.01 per share, of the Bank.



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          (j)  "Continuous Service" shall mean the absence of any interruption or termination of service as an Employee or Director of the Bank or an Affiliate. Continuous Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Bank, in the case of transfers between payroll locations of the Bank or between the Bank, an Affiliate or a successor, or in the case of a Director's performance of services in an emeritus or advisory capacity.

          (k) "Director" shall mean any member of the Board, and any member of the board of directors of any Affiliate that the Board has by resolution designated as being eligible for participation in this Plan.

          (l) "Disability" shall mean a physical or mental condition, which in the sole and absolute discretion of the Committee, is reasonably expected to be of indefinite duration and to substantially prevent a Participant from fulfilling his or her duties or responsibilities to the Bank or an Affiliate.

          (m) "Effective Date" shall mean the date specified in Paragraph 15 hereof.

          (n) "Employee" shall mean any person employed by the Bank or an Affiliate.

          (o) "Exercise Price" shall mean the price per Optioned Share at which an Option or SAR may be exercised.

          (p) "ISO" means an option to purchase Common Stock which meets the requirements set forth in the Plan, and which is intended to be and is identified as an "incentive stock option" within the meaning of Section 422 of the Code.

          (q) "Market Value" shall mean the fair market value of the Common Stock, as determined under Paragraph 7(b) hereof.

          (r) "Non-Employee Director" shall mean any member of the Board who is a Non-Employee Director within the meaning of Rule 16b-3.

          (s) "Non-ISO" means an option to purchase Common Stock which meets the requirements set forth in the Plan but which is not intended to be and is not identified as an ISO.

          (t)  "Option" means an ISO and/or a Non-ISO.

          (u) "Optioned Shares" shall mean Shares subject to an Award granted pursuant to this Plan.

          (v) "Participant" shall mean any person who receives an Award pursuant to the Plan.

          (w) "Plan" shall mean this Pinnacle Bank 1996 Stock Option and Incentive Plan.

          (x) "Restricted Stock" means Common Stock which is subject to restrictions against transfer and forfeiture and such other terms and conditions determined by the Committee, as provided in Paragraph 11.

          (y) "Rule 16b-3" shall mean Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

          (z)  "Share" shall mean one share of Common Stock.

          (aa) "SAR" (or "Stock Appreciation Right") means a right to receive the appreciation in value, or a portion of the appreciation in value, of a specified number of shares of Common Stock.



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          (bb) "Year of Service" shall mean a full 12-month period, measured from the date of an Award and each annual anniversary of that date, during which a Participant has continuously been an Employee or Director of the Bank or an Affiliate.

3.        TERM OF THE PLAN AND AWARDS.

          (a) Term of the Plan. The Plan shall continue in effect for a term of 10 years from the Effective Date, unless sooner terminated pursuant to Paragraph 17 hereof. No Award shall be granted under the Plan after 10 years from the Effective Date.

          (b) Term of Awards. The term of each Award granted under the Plan shall be established by the Committee, but shall not exceed 10 years; provided, however, that in the case of an Employee who owns Shares representing more than 10% of the outstanding Common Stock at the time an ISO is granted, the term of such ISO shall not exceed five years.

4.        SHARES SUBJECT TO THE PLAN.

          (a) General Rule. The aggregate number of Shares deliverable pursuant to Awards shall not exceed 85,000 Shares, as such number may be adjusted on and after the Effective Date pursuant to Paragraph 12 hereof. Such Shares may either be authorized but unissued Shares, Shares held in treasury, or Shares held in a grantor trust created by the Bank. If any Awards should expire, become unexercisable, or be forfeited for any reason without having been exercised, the Optioned Shares shall, unless the Plan shall have been terminated, be available for the grant of additional Awards under the Plan.

          (b) Special Rule for SARs. The number of Shares with respect to which an SAR is granted, but not the number of Shares which the Bank delivers or could deliver to an Employee or individual upon exercise of an SAR, shall be charged against the aggregate number of Shares remaining available under the Plan; provided, however, that in the case of an SAR granted in conjunction with an Option, under circumstances in which the exercise of the SAR results in termination of the Option and vice versa, only the number of Shares subject to the Option shall be charged against the aggregate number of Shares remaining available under the Plan. The Shares involved in an Option as to which option rights have terminated by reason of the exercise of a related SAR, as provided in Paragraph 10 hereof, shall not be available for the grant of further Options under the Plan.

5.        ADMINISTRATION OF THE PLAN.

          (a) Composition of the Committee. The Plan shall be administered by the Committee, which shall consist of not less than two members of the Board who are Non-Employee Directors. Members of the Committee shall serve at the pleasure of the Board. In the absence at any time of a duly appointed Committee, the Plan shall be administered by those members of the Board.

          (b) Powers of the Committee. Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee shall have sole and complete authority and discretion (i) to select Participants and grant Awards, (ii) to determine the form and content of Awards to be issued in the form of Agreements under the Plan, (iii) to interpret the Plan, (iv) to prescribe, amend and rescind rules and regulations relating to the Plan, and (v) to make other determinations necessary or advisable for the administration of the Plan. The Committee shall have and may exercise such other power and authority as may be delegated to it by the Board from time to time. A majority of the entire Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present, or acts


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               approved in writing by a majority of the Committee without a meeting, shall be deemed the action of the Committee.

          (c) Agreement. Each Award shall be evidenced by a written agreement containing such provisions as may be approved by the Committee. Each such Agreement shall constitute a binding contract between the Bank and the Participant, and every Participant, upon acceptance of such Agreement, shall be bound by the terms and restrictions of the Plan and of such Agreement. The terms of each such Agreement shall be in accordance with the Plan, but each Agreement may include such additional provisions and restrictions determined by the Committee, in its discretion, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan. In particular, the Committee shall set forth in each Agreement (i) the Exercise Price of an Option or SAR, (ii) the number of Shares subject to, and the expiration date of, the Award, (iii) the manner, time and rate (cumulative or otherwise) of exercise or vesting of such Award, and (iv) the restrictions, if any, to be placed upon such Award, or upon Shares which may be issued upon exercise of such Award.

                    The Chairman of the Committee and such other Directors and officers as shall be designated by the Committee are hereby authorized to execute Agreements on behalf of the Bank and to cause them to be delivered to the recipients of Awards.

          (d) Effect of the Committee's Decisions. All decisions, determinations and interpretations of the Committee shall be final and conclusive on all persons affected thereby.

          (e) Indemnification. In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Bank in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with the Plan or any Award, granted hereunder to the full extent provided for under the Bank's governing instruments with respect to the indemnification of Directors.

6.        GRANT OF OPTIONS.

          (a) General Rule. In its sole discretion, the Committee may grant Awards to Directors and select key Employees. In selecting those Directors and Employees to whom Awards will be granted and the number of shares covered by such Awards, the Committee shall consider their respective positions, duties and responsibilities, the value of their services to the Bank and its Affiliates, and any other factors the Committee may deem relevant. Notwithstanding the foregoing, the Committee shall automatically make the Awards specified in Sections 6(b) and 6(d) hereof.

          (b) Automatic Grants to Employees. On the Effective Date, each of the following Employees shall receive an Option (in the form of an ISO, to the extent permissible under the Code) to purchase the number of Shares listed below, at an Exercise Price per Share equal to the Market Value of a Share on the Effective Date; provided that such grant shall not be made to an Employee whose Continuous Service terminates on or before the Effective Date:
               Robert B. Nolen, Jr. - 10,000 shares.

                    With respect to each of the above-named Employees, the
               Option granted to the Employee hereunder (i) shall vest in accordance with the general rule set forth in Paragraph 8(a) of the Plan, (ii) shall have a term of ten years from the Effective Date, except as limited by Paragraph 3(b), and (iii) shall be subject to the general rule set forth in Paragraph 8(c) with respect to the effect of a Employee's termination of Continuous Service on the Employee's right to exercise his Options.

          (c) Special Rules for ISOs. The aggregate Market Value, as of the date the Option is granted, of the Shares with respect to which ISOs are exercisable for the first time by an Employee during any


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               calendar year (under all incentive stock option plans, as defined in Section 422 of the Code, of the Bank or any present or future Affiliate of the Bank) shall not exceed $100,000. Notwithstanding the foregoing, the Committee may grant Options in excess of the foregoing limitations, in which case such Options granted in excess of such limitation shall be Options which are Non-ISOs.

          (d) Automatic Grants to Directors. Notwithstanding any other provisions of this Plan, each Director who is not an Employee but is a Director on the Effective Date shall receive, on said date, Non-ISOs to purchase 2,500 of the Shares reserved under Paragraph 4(a) hereof. Such Non-ISOs shall have an Exercise Price per Share equal to the Market Value of a Share on the date of grant.

7.        EXERCISE PRICE FOR OPTIONS.

          (a) Limits on Committee Discretion. The Exercise Price as to any particular Option shall not be less than 50% of the Market Value of the Optioned Shares on the date of grant (100% in the case of ISOs). In the case of an Employee who owns Shares representing more than 10% of the Bank's outstanding Shares of Common Stock at the time an ISO is granted, the Exercise Price shall not be less than 110% of the Market Value of the Optioned Shares at the time the ISO is granted.

          (b) Standards for Determining Exercise Price. If the Common Stock is listed on a national securities exchange (including the Nasdaq National Market) on the date in question, then the Market Value per Share shall be the average of the highest and lowest selling price on such exchange on such date, or if there were no sales on such date, then the Market Value per Share shall be the average of the highest and lowest selling price on such exchange on the trading day immediately preceding such date on which sales were effected. If the Common Stock is traded otherwise than on a national securities exchange on the date in question, then the Market Value per Share shall be the mean between the bid and asked price on such date, or, if there is no bid and asked price on such date, then on the next prior business day on which there was a bid and asked price. If no price is available, then the Market Value per Share shall be its fair market value as determined by the Committee, in its sole and absolute discretion. Notwithstanding the foregoing, in the event that either (i) the Committee exercises its discretion to impose transfer (or other) restrictions on the Shares subject to an Option, or (ii) the Plan requires specified transfer restrictions, the Committee shall make an appropriate adjustment in determining the Market Value of the Shares subject to such an Option (in order to take into account that their fair market value may be less than the fair market value of unrestricted Shares).

8.        EXERCISE OF OPTIONS BY EMPLOYEES.

          (a) Generally. Unless otherwise provided by the Committee pursuant to an applicable Agreement, each Option shall be fully (100%) exercisable after the six-month period following the date of its grant, subject to Paragraph 14 hereof. An Option may not be exercised for a fractional Share.

          (b) Procedure for Exercise. An Employee may exercise Options, subject to provisions relative to its termination and any limitations on its exercise, only by (1) written notice of intent to exercise the Option with respect to a specified number of Shares, and (2) payment to the Bank (contemporaneously with delivery of such notice) in cash, in Common Stock, or a combination of cash and Common Stock, of the amount of the Exercise Price for the number of Shares with respect to which the Option is then being exercised. Each such notice (and payment where required) shall be delivered, or mailed by prepaid registered or certified mail, addressed to the Treasurer of the Bank at the Bank's executive offices. Common Stock utilized in full or partial payment of the Exercise Price for Options shall be valued at its Market Value at the date of exercise, and may consist of Shares subject to the Option being exercised. An Employee who exercises Non-ISOs pursuant to this Paragraph may satisfy all applicable federal, state and local income and employment tax withholding obligations, in whole or in part, by irrevocably electing


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               to have the Bank withhold shares of Common Stock, or to deliver to the Bank shares of Common Stock that the Employee already owns, having a value equal to the amount required to be withheld; provided that to the extent not inconsistent herewith, such election otherwise complies with those requirements of Paragraphs 8 and 20 hereof.

          (c) Period of Exercisability. Except to the extent otherwise provided in the terms of an Agreement, an Option may be exercised hereunder only while the Employee is employed by the Bank and has maintained Continuous Service from the date of the grant of the Option, or within three months after termination of such Continuous Service (but not later than the date on which the Option would otherwise expire), except if the Employee's Continuous Service terminates by reason of --

               (1) "Just Cause" which for purposes hereof shall have the meaning set forth in any unexpired employment or severance agreement between the Employee and the Bank (and, in the absence of any such agreement, shall mean termination because of the Employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order), then the Employee's rights to exercise such Option shall expire on the date of such termination;

               (2) Death, then to the extent that the Employee would have been entitled to exercise the Option immediately prior to his death, such Option of the deceased Employee may be exercised within two years from the date of his death (but not later than the date on which the Option would otherwise expire) by the personal representatives of his estate or person or persons to whom his rights under such Option shall have passed by will or by laws of descent and distribution;

               (3) Disability, then to the extent that the Employee would have been entitled to exercise the Option immediately prior to his or her Disability, such Option may be exercised within one year from the date of termination of employment due to Disability, but not later than the date on which the Option would otherwise expire.

          (d) Effect of the Committee's Decisions. The Committee's determination whether an Employee's Continuous Service has ceased, and the effective date thereof, shall be final and conclusive on all persons affected thereby.

          (e) Acceleration of Vesting. Notwithstanding the six-month period set forth in Paragraph 8(a) hereof and except to the extent otherwise provided in the terms of an Agreement, all Options held by an Employee whose service with the Bank terminates due to death, Disability, retirement after age 65, or a Change in Control shall be deemed fully exercisable and non-forfeitable as of the Employee's last day of service with the Bank, subject to the provisions of Paragraph 8(c) hereof.

9.        EXERCISE OF OPTIONS BY NON-EMPLOYEE DIRECTORS.

          (a) Generally. Unless otherwise provided by the Committee pursuant to an applicable Agreement, each Option shall be fully (100%) exercisable after six months following the date of its grant, subject to paragraph 14 hereof. An Option may not be exercised for a fractional share.

          (b)  Terms of Exercise.

               (i) Options received by Directors who are not Employees will become exercisable in accordance with the general rule set forth in Paragraph 8(a) hereof, and may be exercised from time to time by (a) written notice of intent to exercise the Option with respect to all or a specified number of the Optioned Shares, and (b) payment to the Bank


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                    (contemporaneously with the delivery of such notice), in
                    cash, in Common Stock, or a combination of cash and Common Stock, of the amount of the Exercise Price for the number of the Optioned Shares with respect to which the Option is then being exercised. Each such notice and payment shall be delivered, or mailed by prepaid registered or certified mail, addressed to the Treasurer of the Bank at the Bank's executive offices. A Director who exercises Options may satisfy all applicable federal, state and local income and employment tax withholding obligations, in whole or in part, by irrevocably electing to have the Bank withhold shares of Common Stock, or to deliver to the Bank shares of Common Stock that the Participant already owns, having a value equal to the amount required to be withheld; provided that to the extent not inconsistent herewith, such election otherwise complies with those requirements of Paragraphs 8 and 20 hereof.

               (ii) Options granted to Directors who are not Employees shall have a term of 10 years; provided that Options so granted shall expire one year after the date on which a Director terminates Continuous Service on the Board, but in no event later than the date on which such Options would otherwise expire. In the event of such Director's death during the term of his directorship, such Options shall become immediately exercisable, and may be exercised within two years from the date of his death by the personal representatives of his estate or person or persons to whom his rights under such Option shall have passed by will or by laws of descent and distribution, but in no event later than the date on which such Options would otherwise expire. In the event of such Director's Disability during his or her directorship, the Director's Option shall become immediately exercisable, and such Option may be exercised within one year of the termination of directorship due to Disability, but not later than the date that the Option would otherwise expire. Unless otherwise inapplicable or inconsistent with the provisions of this Paragraph, the Options to be granted to Directors hereunder shall be subject to all other provisions of this Plan.

          (c) Effect of the Committee's Decisions. The Committee's determination whether a Director's Continuous Service has ceased, and the effective date thereof, shall be final and conclusive on all persons affected thereby.

          (d) Acceleration of Vesting. Notwithstanding the six-month period set forth in Paragraph 9(a) hereof and except to the extent otherwise provided in the terms of an Agreement, all Options held by a Director whose service with the Bank terminates due to death, Disability, retirement after age 65, or a Change in Control shall be deemed fully exercisable and non-forfeitable as of the Director's last day of service with the Bank, subject to the provisions of Paragraph 9(b) hereof.

10.       SARS (STOCK APPRECIATION RIGHTS).

          (a) Granting of SARs. In its sole discretion, the Committee may from time to time grant SARs to Employees either in conjunction with, or independently of, any Options granted under the Plan. An SAR granted in conjunction with an Option may be an alternative right wherein the exercise of the Option terminates the SAR to the extent of the number of shares purchased upon exercise of the Option and, correspondingly, the exercise of the SAR terminates the Option to the extent of the number of Shares with respect to which the SAR is exercised. Alternatively, an SAR granted in conjunction with an Option may be an additional right wherein both the SAR and the Option may be exercised. An SAR may not be granted in conjunction with an ISO under circumstances in which the exercise of the SAR affects the right to exercise the ISO or vice versa, unless the SAR, by its terms, meets all of the following requirements:

               (1)  The SAR will expire no later than the ISO;



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               (2)  The SAR may be for no more than the difference between the
                    Exercise Price of the ISO and the Market Value of the Shares subject to the ISO at the time the SAR is exercised;

               (3) The SAR is transferable only when the ISO is transferable, and under the same conditions;

               (4) The SAR may be exercised only when the ISO may be exercised; and

               (5) The SAR may be exercised only when the Market Value of the Shares subject to the ISO exceeds the Exercise Price of the ISO.

          (b) Exercise Price. The Exercise Price as to any particular SAR shall not be less than the Market Value of the Optioned Shares on the date of grant.

          (c) Timing of Exercise. Unless otherwise provided by the Committee pursuant to an applicable Agreement, an SAR be exercised at any time following the six-month period following the date of its grant, subject to the provisions of Paragraph 8(c) regarding the period of exercisability and the provisions of Paragraph 8(e) regarding the acceleration of vesting.

          (d) Exercise of SARs. An SAR granted hereunder shall be exercisable at such times and under such conditions as shall be permissible under the terms of the Plan and of the Agreement granted to a Participant, provided that an SAR may not be exercised for a fractional Share. Upon exercise of an SAR, the Participant shall be entitled to receive, without payment to the Bank except for applicable withholding taxes, an amount equal to the excess of (or, in the discretion of the Committee if provided in the Agreement, a portion of) the excess of the then aggregate Market Value of the number of Optioned Shares with respect to which the Participant exercises the SAR, over the aggregate Exercise Price of such number of Optioned Shares. This amount shall be payable by the Bank, in the discretion of the Committee, in cash or in Shares valued at the then Market Value thereof, or any combination thereof.

          (e) Procedure for Exercising SARs. To the extent not inconsistent herewith, the provisions of Paragraph 8(b) as to the procedure for exercising Options are incorporated by reference, and shall determine the procedure for exercising SARs.

         11.   RESTRICTED STOCK AWARDS.

         Any Share of Restricted Stock which the Committee may grant to key Employees shall be subject to the following terms and conditions, and to such other terms and conditions as are either applicable generally to Awards, or prescribed by the Committee in the applicable Agreement:

          (a) Restriction Period. At the time of each award of Restricted Stock, there shall be established for the Restricted Stock a restriction period, which shall be no greater than 5 years (the "Restriction Period"). The length of such Restriction Period may differ among Participants and may have different expiration dates with respect to portions of Shares of Restricted Stock covered by the same award.

          (b) Vesting Restrictions. The Committee shall determine the restrictions applicable to the award of Restricted Stock, including, but not limited to, requirements of Continuous Service for a specified term, or the attainment of specific corporate, divisional or individual performance standards or goals, which restrictions may differ with respect to each Participant. The Agreement shall provide for forfeiture of Shares covered thereby if the specified restrictions are not met during the Restriction Period, and may provide for early termination of any Restriction Period in the event of satisfaction of the specified restrictions prior to expiration of the Restricted Period.


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          (c)  Vesting. An amount equal to 20% of the Shares of Restricted Stock subject to a Restricted Stock award shall be earned and become non-forfeitable by a Participant upon his completion of each of five Years of Service (subject to Committee discretion to impose different vesting requirements but in no case may such vesting requirement be for a period less than six months following the grant of the SAR). For purposes of this paragraph, with respect to each vesting event, "Year of Service" means a full 12-month period, measured from the date of a Restricted Stock award and each annual anniversary of that date, during which the Participant has continuously been a Participant.

          (d) Acceleration of Vesting. Notwithstanding the vesting schedule contained in Paragraph 11(c) above, all Shares of Restricted Stock held by a Participant whose service with the Bank terminates due to death, Disability, retirement after age 65, or a Change in Control, shall be deemed 100% earned and non-forfeitable as of the Participant's last day of service with the Bank and shall be distributed as soon as practicable thereafter.

          (e) Ownership; Voting. Stock certificates shall be issued in respect of Restricted Stock awarded hereunder and shall be registered in the name of the Participant, whereupon the Participant shall become a stockholder of the Bank with respect to such Restricted Stock and shall, to the extent not inconsistent with express provisions of the Plan, have all the rights of a stockholder, including but not limited to the right to receive all dividends paid on such Shares and the right to vote such Shares. Said stock certificates shall be deposited with the Bank or its designee, together with a stock power endorsed in blank, and the following legend shall be placed upon such certificates reflecting that the Shares represented thereby are subject to restrictions against transfer and forfeiture:

                         "The transferability of this certificate and the shares
                    of stock represented thereby are subject to the terms and conditions (including forfeiture) contained in the Pinnacle Bank 1996 Stock Option and Incentive Plan, and an agreement entered into between the registered owner and Pinnacle Bank. Copies of such Plan and Agreement are on file in the offices of the Secretary of Pinnacle Bank."

          (f) Lapse of Restrictions. At the expiration of the Restricted Period applicable to the Restricted Stock, the Bank shall deliver to the Participant, or the legal representative of the Participant's estate, or if the personal representative of the Participant's estate shall have assigned the estate's interest in the Restricted Stock, to the person or persons to whom his rights under such stock shall have passed by assignment pursuant to his will or to the laws of descent and distribution, the stock certificates deposited with it or its designee and as to which the Restricted Period has expired and the requirements of the restrictions have been met. If a legend has been placed on such certificates, the Bank shall cause such certificates to be reissued without the legend.

          (g) Forfeiture of Restricted Stock. The Agreement shall provide for forfeiture of any Restricted Stock which is not vested in the Participant or for which the restrictions have not been satisfied during the Restriction Period.

12.       EFFECT OF CHANGES IN COMMON STOCK SUBJECT TO THE PLAN.

          (a) Recapitalizations; Stock Splits, Etc. The number and kind of shares reserved for issuance under the Plan, and the number and kind of shares subject to outstanding Awards, and the Exercise Price thereof, shall be proportionately adjusted for any increase, decrease, change or exchange of Shares for a different number or kind of shares or other securities of the Bank which results from a merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares, or similar event in which the number or kind of shares is changed without the receipt or payment of consideration by the Bank.



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

          (b) Transactions in which the Bank is Not the Surviving Entity. In the event of (i) the liquidation or dissolution of the Bank, (ii) a merger or consolidation in which the Bank is not the surviving entity, or (iii) the sale or disposition of all or substantially all of the Bank's assets (any of the foregoing to be referred to herein as a "Transaction"), all outstanding Awards, together with the Exercise Prices thereof, shall be equitably adjusted for any change or exchange of Shares for a different number or kind of shares or other securities which results from the Transaction.

          (c) Special Rule for ISOs. Any adjustment made pursuant to subparagraphs (a) or (b)(1) hereof shall be made in such a manner as not to constitute a modification, within the meaning of
               Section 424(h) of the Code, of outstanding ISOs.

          (d) Conditions and Restrictions on New, Additional, or Different Shares or Securities. If, by reason of any adjustment made pursuant to this Paragraph, a Participant becomes entitled to new, additional, or different shares of stock or securities, such new, additional, or different shares of stock or securities shall thereupon be subject to all of the conditions and restrictions which were applicable to the Shares pursuant to the Award before the adjustment was made.

          (e) Other Issuances. Except as expressly provided in this Paragraph, the issuance by the Bank or an Affiliate of shares of stock of any class, or of securities convertible into Shares or stock of another class, for cash or property or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, shall not affect, and no adjustment shall be made with respect to, the number, class, or Exercise Price of Shares then subject to Awards or reserved for issuance under the Plan.

13.      NON-TRANSFERABILITY OF AWARDS.

                  Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution. Notwithstanding any other provision of this Plan to the contrary, to the extent permissible under Rule 16b-3, and except to the extent otherwise provided in the terms of an Agreement, a Participant who is granted Non-ISOs pursuant to this Plan may transfer such Non-ISOs to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust, provided that Non-ISOs so transferred may not again be transferred other than (i) to the Participant originally receiving the grant of Non-ISOs, or (ii) to an individual or trust to whom such Participant could have transferred Non-ISOs pursuant to this Paragraph 13. Non-ISOs which are transferred pursuant to this Paragraph 13 shall be exercisable by the transferee subject to the same terms and conditions as would have applied to such Non-ISOs in the hands of the Participant originally receiving the grant of such Non-ISOs.

14.      TIME OF GRANTING AWARDS.

                  The date of grant of an Award shall, for all purposes, be the later of the date on which the Committee makes the determination of granting such Award, and the Effective Date. Notice of the determination shall be given to each Participant to whom an Award is so granted within a reasonable time after the date of such grant.

15.      EFFECTIVE DATE.

                  The Plan shall become effective immediately upon its approval by the Board, subject to stockholder approval as may be required.

16.      MODIFICATION OF AWARDS.

                  At any time, and from time to time, the Board may authorize the Committee to direct execution of an instrument providing for the modification of any outstanding Award, provided no such modification shall confer on the holder of said Award any right or benefit which could not be conferred on him by the grant of a new Award at such time, or impair the Award without the consent of the holder of the Award.

17.      AMENDMENT AND TERMINATION OF THE PLAN.

                  The Board may from time to time amend the terms of the Plan and, with respect to any Shares at the time not subject to Awards, suspend or terminate the Plans. No amendment, suspension or termination of the Plan shall, without the consent of any affected holders of an Award, alter or impair any rights or obligations under any Award theretofore granted.

18.      CONDITIONS UPON ISSUANCE OF SHARES.

         (a) Compliance with Securities Laws. Shares of Common Stock shall not be issued with respect to any Award unless the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any applicable state securities law, and the requirements of any stock exchange upon which the Shares may then be listed.

         (b) Special Circumstances. The inability of the Bank to obtain approval from any regulatory body or authority deemed by the Bank's counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Bank of any liability in respect of the non-issuance or sale of such Shares. As a condition to the exercise of an Option or SAR, the Bank may require the person exercising the Option or SAR to make such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of federal or state securities law.

         (c) Committee Discretion. The Committee shall have the discretionary authority to impose in Agreements such restrictions on Shares as it may deem appropriate or desirable, including but not limited to the authority to impose a right of first refusal or to establish repurchase rights or both of these restrictions.

19.      RESERVATION OF SHARES.

                  The Bank, during the term of the Plan, will reserve and keep available a number of Shares sufficient to satisfy the requirements of the Plan.

20.      WITHHOLDING TAX.

                  The Bank's obligation to deliver Shares upon exercise of Options and/or SARs shall be subject to the Participant's satisfaction of all applicable federal, state and local income and employment tax withholding obligations.

21.      NO EMPLOYMENT OR OTHER RIGHTS.

                  In no event shall an Employee's or Director's eligibility to participate or participation in the Plan create or be deemed to create any legal or equitable right of the Employee, Director, or any other party to continue service with the Bank or any Affiliate of such corporations. Except to the extent provided in Paragraphs 6(b) and 6(d), no Employee or Director shall have a right to be granted an Award or, having received an Award, the right to again be granted an Award. However, an Employee or Director who has been granted an Award may, if otherwise eligible, be granted an additional Award or Awards.

22.      GOVERNING LAW.

                  The Plan shall be governed by and construed in accordance with the laws of the State of Alabama, except to the extent that federal law shall be deemed to apply.







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